Exhibit 99

                            (Ennis Logo)

                           Press Release

    2441 Presidential Parkway (bullet) Midlothian, Texas 76065
  (bullet) Phone 972.775.9801 (bullet) Fax 800.579.4271 (bullet)
                           www.ennis.com


FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman President & CEO
                                     (800) 752-5386
Midlothian, Texas, April 27, 2005



                   ENNIS, INC. YEAR-END RESULTS


     Midlothian, Texas -- Ennis, Inc. (NYSE: EBF) today reported increased sales and operating results for the year ended February 28, 2005.

     "The acquisitions of Crabar/GBF, Inc., Alstyle Apparel and Royal Business Forms, Inc. were easily the most significant events in what was the most active acquisition year in the history of the Company", Keith S. Walters, Chairman, President and Chief Executive Officer of Ennis, Inc. stated. "The addition of Alstyle Apparel establishes a new growth platform for the Company plus bringing estimated annual revenue in excess of $200,000,000. Crabar/GBF, Inc. and Royal Business Forms, Inc. strengthen the Forms Solutions Group by adding estimated annual revenues of approximately $70,000,000, along with the addition of product capabilities and geographical coverage. While much of the year was focused on acquisitions, the existing operating units continued to perform solidly. The major negative event impacting the performance of the Company was the over $1,500,000 incurred to prepare for the challenges of compliance with the requirements of the Sarbanes-Oxley Act of 2002."

     Since the completion of the acquisitions in November 2004, the focus of management has been directed toward the integration of these companies into the Ennis, Inc. operating structure. Because of the company's familiarity with business conducted by Crabar/GBF, Inc., integration of this operation was largely completed by the end of the third quarter, and has progressed satisfactorily. The same can be said for Royal Business Forms, Inc., which is a much smaller operation. Alstyle Apparel is much larger than any organization ever acquired by the Company. At this time, while there is still a significant amount of work to be done to finish the integration, the process is moving forward at a satisfactory rate. This acquisition has added a cyclical nature to the business, which did not previously exist in our business. Sales of activewear are heaviest in the first and second fiscal quarters of Ennis, Inc., with the third quarter being historically less than the previous quarter and the fourth quarter being the low point in the cycle. The Company continues to believe the acquisitions completed during the fiscal year will be accretive to net earnings by the completion of twelve months from the closing of the transactions.

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     For  the  fourth quarter ended February 28, 2005,  net  sales amounted to $134,493,000 compared to $63,085,000 for the same period last year, an increase of 113%. Net earnings for the quarter  amounted  to $6,903,000, compared to $4,875,000  for  the
corresponding  period  last year, an  increase  of  41.6%.   Fully
diluted  earnings  per  share were $.27 for the  current  quarter,
compared   to  $.29  in  the  prior  year.   Per  share   earnings
computations were based on 25,743,051 fully diluted shares for the quarter compared to 16,675,256 shares fully diluted for the prior
period.   The  difference in weighted average  shares  outstanding
results from the impact of the shares issued in Alstyle and Royal transactions being outstanding for the entire quarter.

     For the twelve months ended February 28, 2005, net sales amounted to $365,353,000 compared to $259,360,000 for the same period last year, an increase of 41%. Net earnings for the twelve months amounted to $22,959,000, compared to $17,951,000, an increase of 27.9%. Fully diluted earnings per share were $1.19 for the current year, compared to $1.08 in the prior year. Per share earnings computations were based upon 19,259,550 fully diluted shares for the current fiscal year compared to 16,601,838 fully diluted shares for the prior year. The difference in weighted average shares outstanding for the year is also the result of the shares issued in the Alstyle and Royal transactions.


     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 41 production and distribution facilities located throughout 16 states, Mexico and Canada, strategically located to serve the Company's national network of distributors. The Company, together with its subsidiaries, operates in four business segments: the Forms Solutions Group, Promotional Solutions Group, Financial Solutions Group and Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it (registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other activewear apparel through six distribution centers located throughout North America.









Management's report to shareholders contains forward-looking statements that reflect the Company's current view with respect to future revenues and earnings including the expectation that net earnings will be accretive in the future and the future impact of the cyclical nature of the business. These statements are subject to numerous uncertainties, including (but not limited to) the rate at which the traditional business forms market is contracting, the application of technology to the production of business forms, demand for the Company's products in the context of a contracting market, variability in the prices of paper and other raw materials, and competitive conditions associated with the Company's products. Because of such uncertainties readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of April 27, 2005.

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